Exhibit 10.6.4

Summary of 2016 Incentive Plans

On December 15, 2015, the Human Resources Committee (the “Committee”) of the Pinnacle West Capital Corporation (“Pinnacle West” or the “Company”) Board of Directors (the “Board”) approved the Pinnacle West 2016 CEO Annual Incentive Award Plan (the “PNW Plan”), which provides an incentive award opportunity for Donald E. Brandt, the Chairman of the Board, President, and Chief Executive Officer of Pinnacle West and the Chairman of the Board, President and Chief Executive Officer of Arizona Public Service Company (“APS”).  On December 16, 2015, the Board, acting on the recommendation of the Committee, approved the APS 2016 Annual Incentive Award Plan (the “APS Plan”), which includes an incentive award opportunity for Mark A. Schiavoni, Executive Vice President and Chief Operating Officer, James R. Hatfield, Executive Vice President and Chief Financial Officer and David P. Falck, Executive Vice President and General Counsel and the APS 2016 Annual Incentive Award Plan for Palo Verde Employees (the “Palo Verde Plan”), which includes an incentive award opportunity for Randall K. Edington, Executive Vice President and Chief Nuclear Officer.

No incentive payments will be awarded under the PNW Plan or the APS Plan unless Pinnacle West, with respect to Mr. Brandt, or APS, with respect to Messrs. Schiavoni, Hatfield and Falck, each achieves a specified threshold earnings level.  The Committee will evaluate the impacts of unusual or nonrecurring adjustments to earnings in determining whether any earnings level has been met for purposes of the PNW Plan and may make adjustments to reflect such impacts. Earnings impacts of actions of the Arizona Corporation Commission in the PNW Plan year are excluded.

Mr. Brandt’s incentive award opportunity is based 62.5% on Pinnacle West’s 2016 earnings, and 37.5% on the achievement of performance goals established for all business units of APS. Mr. Brandt has an award opportunity of 50% of his base salary if the threshold earnings level is met. If Pinnacle West earnings exceed the threshold level, Mr. Brandt’s award opportunity increases proportionately by up to an additional 75% of his base salary. To the extent certain business unit performance goals are met, Mr. Brandt has a further award opportunity of up to 75% of base salary. The business unit performance indicators for Mr. Brandt are in the functional areas of customer service, transmission and distribution, fossil generation, corporate support services and performance of the Palo Verde Nuclear Generating Station (“Palo Verde”). In no event may Mr. Brandt’s award exceed 200% of his base salary.

The award opportunities for Messrs. Schiavoni, Hatfield and Falck under the APS Plan are based on the achievement of specified 2016 APS earnings levels and specified business unit performance goals.  Mr. Schiavoni has a target award opportunity of up to 75% of his base salary, Mr. Hatfield has as a target award opportunity of up to 70% of his base salary and Mr. Falck has a target award opportunity of up to 65% of his base salary.  Messrs. Schiavoni, Hatfield and Falck may earn less or more than the target amount, up to a maximum award opportunity of 150% of base salary for Mr. Schiavoni, 140% for Mr. Hatfield and 130% for Mr. Falck, depending on the achievement of the earnings and business unit performance goals separately or in combination, and before adjustment for individual performance.  The business unit performance indicators that will be considered for Messrs. Schiavoni, Hatfield and Falck are derived from the APS critical areas of focus, as provided in its Core Strategic Framework, in the functional areas of employees, operational excellence, environmental stewardship, customers & communities and shareholder value.  The Committee may adjust targets under the APS Plan to reflect unusual or nonrecurring adjustments to earnings that arise in the APS Plan year, including ACC rate-related impacts.

The award opportunity for Mr. Edington under the Palo Verde Plan is based on the achievement of specified 2016 APS earnings levels and specified business unit performance goals. No incentive payment will be awarded to Mr. Edington under the APS earnings portion of the Palo Verde Plan unless Palo Verde achieves specified business unit performance goals and APS achieves a target threshold earnings level.  The business unit performance indicators for Mr. Edington under the Palo Verde Plan are in the functional areas of employees, operational excellence, performance improvement and shareholder value.  Mr. Edington has a threshold award opportunity of 16.3% of his base salary, a target of 65% of his base salary, and up to a maximum of 130% of his base salary, depending on the achievement of the earnings and business unit performance goals, separately or in combination, and before adjustment for individual performance.

In addition, consistent with Mr. Edington’s letter agreement regarding his employment, the Board approved a separate compensation opportunity for Mr. Edington of up to $125,000 upon the achievement of specific performance measures tied to Palo Verde operations performance and regulatory evaluations.

Any awards for Messrs. Brandt, Edington, Schiavoni, Hatfield and Falck will be subject to potential forfeiture or recovery to the extent that will be called for by the Company’s clawback policy.